FS KKR Capital Corp. 8-K

Exhibit 99.1

FSK Announces Earnings Release and Conference Call Schedule for Second Quarter 2020

PHILADELPHIA, PA, July 21, 2020 – FS KKR Capital Corp. (NYSE: FSK) announced today plans to release its second quarter 2020 results after the close of trading on the New York Stock Exchange on Monday, August 10, 2020.

FSK will host a conference call at 8:00 a.m. (Eastern Time) on Tuesday, August 11, 2020, to discuss its second quarter 2020 results. All interested parties are welcome to participate and can access the conference call by dialing (833) 818-6808 and using conference ID 9676157 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSK’s website at www.fskkradvisor.com under Events and Presentations.

An investor presentation of financial information will be available by visiting the Investor Relations section of FSK’s website at www.fskkradvisor.com under Events and Presentations after the market close on Monday, August 10, 2020.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting the Investor Relations section of FSK’s website at www.fskkradvisor.com under Events and Presentations or by dialing (855) 859-2056 and using conference ID 9676157.

About FS KKR Capital Corp.
FS KKR Capital Corp. (NYSE: FSK) is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkradvisor.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC is a partnership between FS Investments and KKR Credit that serves as the investment adviser to BDCs with approximately $15.6 billion in assets under management as of March 31, 2020. The BDCs managed by FS/KKR Advisor, LLC are FS KKR Capital Corp. (NYSE: FSK) and FS KKR Capital Corp. II (NYSE: FSKR).

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL, Washington, DC and Leawood, KS. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR, a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic partners that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

Contact Information:

Media (FS Investments)
media@fsinvestments.com

Investor Relations Contact
Robert Paun
robert.paun@fsinvestments.com